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                                                                 Exhibit 10.12
                      SEPARATION AND SETTLEMENT AGREEMENT

     THIS SEPARATION AND SETTLEMENT AGREEMENT ("Agreement") is entered into on December 8, 1998, between PHYMATRIX CORP., ("Company") and ROBERT A. MILLER ("Employee").

     WHEREAS, Employee has been employed by the Company as President and has served as a member of its Board of Directors; and

     WHEREAS, the parties hereto wish to enter into this Agreement for the purpose of providing a full and final settlement and resolution of all matters arising out of or pertaining to Employee's employment relationship with the Company, his service as a member of the Company's Board of Directors and the termination of Employee's relationships with the Company, whether past, present, or future;

     THEREFORE, in consideration of the mutual promises and undertakings contained herein and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

     1. TERMINATION OF EMPLOYMENT: Employee's employment with the Company shall terminate on December 8, 1988 ("Termination Date"), and he hereby resigns all of his positions with the Company and its subsidiaries and he hereby resigns his seat on the Company's Board of Directors.

     2. COMPENSATION: In consideration for execution and compliance with this Agreement, Employee shall receive a severance payment in the amount of Six-Hundred Seventeen Thousand Five-Hundred Twenty-Eight Dollars ($617,528.00), less applicable taxes and statutory deductions, which amount includes all amounts due to Employee based on his employment with the Company

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(including its subsidiaries), including without limitation, all compensation payable pursuant to any written agreement, all vacation pay, sick pay, prerequisites and bonuses. The severance payment shall be payable Three Hundred Seventy-Five Thousand Dollars ($375,000.00) at the time of execution of this Agreement with the remaining Two Hundred Forty-Two Thousand Five Hundred Twenty-Eight Dollars ($242,528.00) plus the Interest Factor payable in four (4) equal monthly payments of principal and interest beginning on January 1, 1999 and ending April 1, 1999. The Interest Factor shall be equal to the Prime Rate of Interest charged by Nations Bank on the date of execution of this Agreement plus two percent (2%) per annum, multiplied by the unpaid portion of the severance pay payable to employee over the aforementioned six (6) month period. The Interest Factor shall be adjusted as payments are made under this Agreement; in which case, the portion of the four (4) equal payments of interest shall be adjusted to reflect the same. These payments may be accelerated at the option of the Company; provided however, that in the event that the Company generates over Twenty Million Dollars ($20,000,000.00) of gross sales proceeds from the sale or exchange of any of its assets after the date of execution of this Agreement and prior to April 1, 1999, there shall be an immediate acceleration of the unpaid severance pay due to Employee under this Agreement; in which case, such amount shall be immediately payable to the Employee. Any acceleration of payment due under this Agreement shall offset the latest required payment due to Employee under this Agreement. Without limiting the foregoing, Employee acknowledges and agrees that the foregoing severance payment is provided in excess of any payment or other thing of value to which he is already entitled or would be entitled if he did not sign this Agreement.

     In connection with the termination of Employee's employment, Employee's right to participate in and receive benefit under any employee benefit or fringe benefit plan, program or

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arrangement established, maintained or contributed to by the Company (or its subsidiaries) shall terminate as of the effective date of this Agreement subject to the Employee's rights, if any, to continue coverage under a group health plan maintained by the Company pursuant to the Federal Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), if any, provided, however, that Employee shall be solely responsible for all costs associated with such COBRA coverage (including all costs associated with any qualified beneficiaries who elect to continue coverage under COBRA who are or were dependents of the Employee) including, without limitation, all preliminary costs for such COBRA coverage.

     3.   COMPANY PROPERTY:   Employee shall return to the Company all
property, equipment, records, correspondence, manuals, documents, files, keys, computer disks, computer programs, data and any other information (whether originals, copies or extracts) belonging to the Company, whether maintained by Employee in the facilities of the Company, at Employee's home, or at any other location, and Employee shall not retain any copies or reproductions of any confidential information of the Company. Employee further represents and warrants that he has not, and will not, destroy, delete, erase, or alter, without the express written permission of the Company, any information or data currently used by the Company in the course of its business. Employee agrees to provide the Company with the passwords to access all files maintained on the Company's computer system.

     Notwithstanding the foregoing, Employee shall have the right to keep all of the furniture and other personal property located in his office, including but not limited to, computers and their accessories, as well as all of the furniture and other property utilized by his assistant at her work station, including but not limited to, her computer, printers, facsimile and other accessories. In addition, Employee or any of his affiliates shall also have the right to hire Ms. Laura Walenius.

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     4.   RELEASE OF CLAIMS AGAINST THE COMPANY AND ITS AFFILIATES.

          a. Employee accepts the terms of this Agreement in full, final and complete satisfaction and settlement of any and all claims which in any way relate or pertain to or arise out of (i) him employment with the Company (including its subsidiaries), the terms and conditions of such employment and the termination of that employment or (ii) his dealings with, and any positions held with respect to the Company and its subsidiaries, including without limitation, his membership on the Company's Board of Directors. Without limiting the foregoing, in consideration of the Company's promise to pay the amount specified in Paragraph 3 of this Agreement, Employee hereby waives, covenants not to sue and releases the Company and any and all parent, subsidiary or affiliated corporations or business entities and any and all respective past or present employees, officers, agents, directors, shareholders, representatives and attorneys of the foregoing and others acting for or on behalf of the foregoing (the "Releases") from all past, present or future claims, actions, rights or benefits of whatever nature or description both in law and in equity from the beginning of time through and including the date of execution of this Agreement ("Claims") including without limitation Claims arising out of, based upon or connected with his employment, the terms and conditions of his employment or the termination of Employment under the Age Discrimination in Employment Act of 1967, as amended, (the "ADEA") attorney's fees and expenses and any claim to stock option(s), change-in-control bonuses, or bonus payments, past, present or future, whether accrued or not, and any other document executed contemporaneous with this Agreement; provided, however, that this waiver shall not release any rights or claims that may arise under the ADEA after the execution of this Agreement. The Company acknowledges that nothing in this release encompasses, covers, alters,

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limits or bars the right of Employee to pursue claims against the Company for breach of paragraphs 3, 7, 11, or 12 of this Agreement or the Physician Practice Consulting Agreement.

      b. In the event the Company fails to make any of its payment obligations when due under the Separation and Settlement Agreement as well as its obligations to RAM Advisors, Inc. under the Consulting Agreement being executed contemporaneously with the execution of this Agreement, then, notwithstanding the provisions of paragraph 4(a) or any other language in this Agreement to the contrary until such payments are made, the Company and the Employee shall each retain the absolute right to take all proper and necessary actions to satisfy any and all claims or rights of the Employee or the Company, as the case may be.

     5. Employee acknowledges the following: (i) he has been given a full and fair opportunity to consider this Agreement, and understands its terms;
(ii) he has been advised in writing to consult with an attorney, and he has in fact consulted with an attorney before signing this Agreement; (iii) he was given a period of twenty-one days from the date he was furnished with this Agreement within which to consider execution of the Agreement; and (iv) should be decide to sign the Agreement, Employee has seven days following the signing to revoke the Agreement (the "Revocation Period"). The Agreement will not become effective and enforceable until the Revocation Period has expired. Employee acknowledges that if he either decides not to sign this Agreement, or if he signs it and elects to revoke it during the Revocation Period, then this Agreement shall be null and void.

     6. RELEASE OF CLAIMS AGAINST EMPLOYEE.

          a. The Company and its subsidiaries, successors and assigns accept the terms of this Agreement in full, final and complete satisfaction and settlement of any and all claims which in any way relate or pertain to or arise out of Employee's employment with the Company


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and its subsidiaries and Employee's service as a member of the Company's
Board of Directors. Accordingly, the Company hereby releases Employee from all past, present to future claims, actions, rights or benefits of whatever nature or description, including claims for attorneys' fees and expenses, past or future, whether accrued or not, from the beginning of time through and including the date of the execution of this Agreement.

          b. The Company and its subsidiaries, successors and assigns agree to indemnify and hold harmless the Employee and his successors and assigns at all times after the date of this Agreement from and against any and all loss, cost, liability damage and expenses (including legal and other expenses incident thereto), to the fullest extent permitted by Delaware law, arising out of or resulting from (i) any inaccuracy, misrepresentation or breach of any representation, warranty, covenant or agreement of such party under this Agreement; (ii) any causes of action or claims brought by, in the name of or on behalf of any person or entity with respect to any Prior Related Event as defined below; (iii) any cause of action relating to the negotiation, execution and consummation of this Agreement; and, (iv) any claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including legal and other expenses incident thereto) incident to any of the foregoing.

          c. As used herein, "Prior Related Event: shall mean any transaction, event, circumstance, action, failure to act, or occurrence of any sort or type related in any way to (i) the business and employment relationships and activities between Employee and the Company prior to the date hereof, or (ii) the relationships relating to the matters covered by this Agreement prior to the date hereof, provided however, that a Prior Related Event does not include any act of fraud or wilful misconduct that are legally determined to have been caused by the Employee.

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          d. It is further understood and agreed that this document is intended to be a total accord, settlement, and satisfaction of any and all claims which the Company has and may have had against Employee. The Company further acknowledges and understands that there are no limitations or covenants which in any way restrict the future business activity of Employee.

     7. CONFIDENTIALITY.

          a. Employee and the Company agree for a period of two (2) years from the date of this Agreement to maintain in strict confidence the terms of this Agreement and the amount of the payments specified in Paragraph 2 and that each of them will not disclose the terms of this Agreement or the amount of said payments to anyone unless required by law including all applicable securities laws and regulations; provided that, Employee may disclose to his accountants, attorneys, and tax advisors or financial consultants such information as may be necessary for tax planning or the preparation of tax returns.

          b. Employee and the Company further agree that for a period of two
(2) years from the date of this Agreement that Employee shall not disclose to any third party any confidential or non-public information relating to the Company and the Company shall not disclose to any third party any confidential or non-public information relating to Employee ("Information") regardless of the source, without the written consent of the party to which such information relates (the "Information Party"). In the event any party to this Agreement is requested or required to disclose any of the Information, he, she or it will provide the Information Parties with notice of such request or requirement so that the Information Party may seek an appropriate protective order or waive compliance with the terms of this Agreement. If any party to this Agreement is, in the opinion of counsel, compelled to disclose any of the Information, he, she or it will cooperate with the Information Party to obtain assurances that confidential treatment will be accorded to the


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disclosed Information. Each of the parties agree that in the event of any actual or threatened breach of the confidentiality provisions of this paragraph, in addition to whatever other remedies may be available to such party(ies) such party(ies) shall be entitled to an injunction or other equitable relief to prevent such breach and to attorney's fees incurred in the successful prosecution of any civil action or other legal proceedings from the breach of these provisions.

     8. NON-SOLICITATION. Miller agrees for a period of two (2) years following the completion of the Physician Practice Management Consulting Agreement that he shall not solicit, induce or attempt to solicit or hire any current employee of the Company who is engaged in the direct delivery of clinical trial site management organization services.

     9. NON-COMPETITION. Miller agrees that for a period of two (2) years commencing upon the completion of the Physician Practice Management Consulting Agreement that he will not engage in any business or employment which is in direct competition with the Company's direct delivery of clinical trial site management organization services.

     10. NON-DISPARAGEMENT. Employee agrees that he will not at any time denigrate, degrade, ridicule, intentionally criticize or make negative remarks about the Company or any of its affiliates or any of their respective employees, officers, directors, agents or representatives. The Company agrees that it will not at any time denigrate, degrade, ridicule, intentionally criticize or make negative remarks about Employee. If called upon, the Company will direct all inquiries to Mr. Abraham D. Gosman, to provide a favorable reference for Employee.

     11. PRESS RELEASE. The parties agree that they will prepare a form of press release announcing the Employee's resignation from the Company and that no statement will be made or issued concerning the Employee's resignation from the Company until a form of release has been jointly approved by the parties to this Agreement.

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     12.   Availability for Work:   Employee agrees that he shall be
available to the Company or its designee, as reasonably requested, to assist in the transition of Company matters for which Employee had responsibility during the term of his employment.

     13.   Severability.   Should any provision of this Agreement be declared
or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms and provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be part of the Agreement.

     14.   Arbitration:   Any dispute, controversy, claim or disagreement
arising out of or relating to this Agreement in any way shall be conclusively settled by arbitration to be held in the City of West Palm Beach, Florida in accordance with the procedural rules of the American Arbitration Association. Judgement upon the decision and award of the arbitrator(s) may be entered in any court having jurisdiction thereof. In addition, the parties agree that the arbitrator(s) shall have the exclusive power to consider and issue requests for injunctive relief to prevent any breach of this Agreement or to enforce specifically the terms and provisions of this Agreement. The costs, attorney's fees and expenses of such arbitration that are incurred by the prevailing party shall be awarded by the arbitrator to the prevailing party. The parties specifically waive all rights to commence or prosecute (or cause to commence or prosecute) any action in a court or other judicial forum with respect to this Agreement, any Claims, or any matter addressed in this Agreement. Notwithstanding the foregoing, in the event the Company fails to timely make any payment required to be made to Employee under this Agreement, interest on the unpaid portion shall accrue at the rate of fifteen percent (15%) per annum and Employee shall be entitled to costs and attorney's fees incurred in connection with collection of any payment which was not timely

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made to it under this Agreement.

     15.   Governing Law:   This Agreement shall be exclusively subject to
the law of the State of Florida.

     16.   Whole Agreement:   This Agreement constitutes the entire Agreement
between the parties and embodies and supersedes any agreements or understandings, whether oral or written. It is further understood and agreed that this Agreement may not be changed, altered or amended except in a subsequent writing signed by each of the parties hereto. This agreement may be executed in multiple originals.

     17.   Waiver of Rights:   If in one or more instances, either party
fails to insist that the other party perform any of the terms of this Agreement, such failure shall not be construed as a waiver by such party of any past, present or future right granted under this Agreement, and the obligations of both parties under this Agreement shall continue in full force and effect.

     18.   Acknowledgment:   Employee and the Company acknowledge and
represent that they have each read or caused to be read this Agreement and that each understands it fully and signs it voluntarily. Employee further acknowledges that nothing contained in this Agreement or the payment of the sums referred to above shall be construed as an admission of liability on the part of the Company or Employee, all such liability being expressly denied.

     19.   Notices:   All notices and other communications required or
permitted under this Agreement shall be in writing and shall be (as elected by the person giving such notice) hand delivered by messenger or overnight courier service or mailed by U.S. certified mail (postage prepaid), return receipt requested addressed to the parties as follows:

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If to PhyMatrix Corp.:    Abraham D. Gosman
                          513 North Country Road
                          Palm Beach, FL 33480

with a copy to:           Michael Bohnen, Esq.
                          Nutter McClennen & Fish, LLP
                          One International Place
                          Boston, MA 02110-2699

If to Robert A. Miller:   Robert A. Miller
                          607 S. Beach Road
                          Tequesta, Florida 33469

with a copy to:           Richard B. Comiter, P.A.
                          Richard B. Comiter, Esq.
                          222 Lakeview Avenue, Suite 800
                          West Palm Beach, FL 33401

                          The Falk Law Firm, pllc
                          James H. Falk, Jr.
                          2445 M Street, NW, Suite 260
                          Washington, D.C. 20037

or to such other address as either party may designate by notice complying with the terms hereof. Each such notice shall be deemed delivered (a) on the date delivered if by personal or overnight delivery, or (b) on the date upon which the return receipt is signed, delivery is refused, or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered or certified mail to the principal office of the recipient.


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     IN WITNESS WHEREOF, the undersigned hereunto set their hands on the dates shown below.


                                      ROBERT A. MILLER

                                              /s/ Robert A. Miller
                                      ----------------------------------------


                                      PHYMATRIX CORP.

                                      By:          /s/ Abraham Gosman
                                          ------------------------------------


DATED:         12/8/98
       -----------------------


SEEN AND APPROVED:


      /s/ Abraham Gosman
------------------------------
ABRAHAM GOSMAN

           12/8/98
------------------------------
DATE


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